Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Marygold Companies, Inc. (formerly known as Concierge Technologies, Inc, the “Company”) of our report dated September 22, 2021 relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021.

BPM LLP

San Francisco, California

April 1, 2022